CENTRAL ILLINOIS LIGHT COMPANY


              RESTRUCTURED EXECUTIVE DEFERRAL PLAN





                        August 15, 1999




ARTICLE 1 -                                           DEFINITIONS     1
ARTICLE 2 -                                           ELIGIBILITY     3
ARTICLE 3 -                                        BASIC ACCOUNTS     3
ARTICLE 4 -                                  WRAP-AROUND ACCOUNTS     3
ARTICLE 5 -                            TIMING AND FORM OF PAYMENT     4
ARTICLE 6 -                               BENEFICIARY DESIGNATION     5
ARTICLE 7 -              DISCONTINUANCE, AMENDMENT OR TERMINATION     6
ARTICLE 8 -                                         MISCELLANEOUS     7
ARTICLE 9 -                                        ADMINISTRATION     9


              RESTRUCTURED EXECUTIVE DEFERRAL PLAN

                               OF

                 CENTRAL ILLINOIS LIGHT COMPANY


                            History

     Pursuant to the Executive Deferral Plan of Central Illinois Light Company as established December 1, 1985 (the "EDP"), executive officers of the Company and certain other key employees on the Company's management staff (i.e., elected officers, department heads, and other key employees reporting to executive officers) were allowed to defer receipt of a portion of their salary. Effective June 15, 1994, participation in the EDP was frozen and salary deferrals ceased. However, the EDP accounts of participants continue to be maintained under the EDP, growing with interest credits, to be paid to participants as they terminate employment, retire or otherwise become entitled to a distribution under the EDP's provisions. Effective August 2, 1999, EDP participants have been given an opportunity to elect to have their EDP benefits transferred to this plan, the Restructured Executive Deferral Plan of Central Illinois Light Company (the "Plan"). The names and social security numbers of those EDP participants who have elected to transfer to the Plan (the "Participants") are listed in Schedule I attached hereto. Effective August 15, 1999, Participants' EDP accounts shall cease to be governed by the provisions of the EDP and shall instead be governed, for all purposes, by the provisions of this Plan.


                    Article 1 -   Definitions

     For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account" shall mean a Participant's entire interest under the Plan which shall consist of the Participant's Basic
     Account and, if applicable, the Participant's Wrap-Around
     Account.

1.2  "Applicable Interest Rate" means (a) effective January 1,
     2000, with respect to a Plan Year, the average annual yield on 30-year Treasury securities for the month immediately preceding the first month of such Plan Year, and (b) prior to January 1, 2000, with respect to each Plan Year, the interest rate that would be used by the Pension Benefit Guaranty Corporation for determining lump-sum distributions for plan terminations as of the first day of the Plan Year.

1.3 "Basic Account" shall mean a Participant's Initial Basic Account as specified in Schedule I increased by interest credits and otherwise adjusted as provided in
     Article 3. A Basic Account shall be maintained for each Participant. A Participant's Basic Account shall be utilized solely as a device for the measurement and deter mination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Basic Account shall not constitute or be treated as a trust fund.

1.4 "Beneficiary" shall mean the person or persons, or the entity designated by the Participant to receive any benefits payable under this Plan upon the death of a Participant. Any Participant's Beneficiary designation shall be made by written instrument filed with the Committee and shall become effective only when received, accepted and acknowledged in writing by the Committee.

1.5 "Committee" shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to Article 9.

1.6 "Company" shall mean CENTRAL ILLINOIS LIGHT COMPANY, any corporation which is, along with the Company, a member of a controlled group of corporations as described in Section 414(b) of the Internal Revenue Code, as amended, and all successor companies thereto.

1.7  "Employer" shall mean the Company.

1.8 "Moody's Rate" shall mean the Moody's Seasoned Corporate Bond Rate, which is an arithmetic average of yields of representative bonds: industrials, public utilities, Aaa, Aa, A, and Baa, increased by five percentage points. The Moody's Rate for the Plan Year beginning August 15, 1999 shall be the Moody's Seasoned Corporate Bond Rate as published in September 1998 increased by five percentage points. The Moody's Rate for the Plan Year beginning January 1, 2000 and each subsequent Plan Year shall be the Moody's Seasoned Corporate Bond Rate published in the November preceding the beginning of such Plan Year increased by five percentage points.

1.9  "MOT Plan" shall mean the Pension Plan for Management,
     Office and Technical Employees of Central Illinois Light Company.

1.10 "Participant" shall mean each individual listed in Schedule
  I.

1.11 "Plan" shall mean the Restructured Executive Deferral Plan as evidenced by this instrument.

1.12 "Plan Anniversary Date" shall mean the last day of the Plan
     Year.

1.13 "Plan Year" shall mean (a) the period beginning August 15,
     1999 and ending December 31, 1999, (b) calendar year 2000 and (c) each calendar year thereafter until all Plan obligations have been satisfied.

1.14 "Termination Date" shall mean the date a Participant ceases employment with the Company, voluntarily or involuntarily, for any reason including retirement, disability, death, resignation or discharge.
1.15 "Trustee" shall mean the trustee of a grantor ("rabbi") trust established by the Company to whom the Company has delegated the responsibility for Plan administration in accordance with Article 9.

1.16 "Wrap-Around Account" shall mean a Participant's Initial Wrap-Around Account, if any, as specified in Schedule II increased by interest credits as provided in Article 4. A Participant's Wrap-Around Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Wrap-Around Account shall not constitute or be treated as a trust fund.

                     Article 2 - Eligibility


As a condition of participation, each Participant shall complete, execute and return to the Committee, prior to August 15, 1999, an affirmative election (in the form attached hereto) to have his EDP Account transferred to the Plan.

                    Article 3 - Basic Account

A Participant's Basic Account shall equal the Participant's Initial Basic Account as stated in Schedule I increased each Plan Anniversary Date on which the Participant remains employed by the Company and on the Participant's Termination Date to reflect simple interest based on the Applicable Interest Rate for the Plan Year (or portion of the Plan Year preceding the Participant's Termination Date). Notwithstanding the foregoing, prior to determining any interest accrual for the Plan Year that includes the Participant's Termination Date, a Participant's Basic Account shall be reduced (but not below zero) by the Participant's Account Balance, if any, under Article XVIII of the MOT Plan. For this purpose, the Participant's Basic Account and MOT Plan Account Balance shall be determined as of the first day of the Plan Year that includes the Participant's Termination Date. If the Participant's Account Balance under the MOT Plan equals or exceeds the Participant's Basic Account, the Participant shall cease to have a Basic Account as of the Participant's Termination Date and shall receive no further interest credits thereafter. If the Participant's Basic Account exceeds the Participant's MOT Plan Account Balance, the difference shall be credited with interest (at the Applicable Interest Rate) for the period beginning on the first day of the Plan Year that includes the Participant's Termination Date and ending on the Participant's Termination Date. Under such circumstances, post-Termination Date interest credits shall be determined as provided in Article 5.

                 Article 4 - Wrap-Around Account

A Participant's Wrap-Around Account shall equal the Participant's Initial Wrap-Around Account as stated in Schedule II increased each Plan Anniversary Date on which the Participant remains employed by the Company and on the Participant's Termination Date to reflect simple interest based on the Moody's Rate for the Plan Year or portion of the Plan Year preceding the Participant's Termination Date.


            Article 5 -   Timing and Form of Benefit


5.1  Termination Benefit

     Subject to the provisions of Section 5.3 below, a Participant may elect to receive or begin receiving payment of his Account as of the first day of any month following the month in which the Participant's Termination Date occurs.

5.2  Rate of Interest During Payment Period

     For the period beginning on the Participant's Termination Date and ending on either the date the Participant is to receive a lump sum payment of his Account or the date the last scheduled installment payment is to be made with respect to the Participant's Account (the "Payment Period"), the interest rate used for determining the amount of any distribution from the Participant's Wrap-Around Account shall be based on a fixed rate which is an average of the annual Moody's Seasoned Corporate Bond Rate for a five (5) year period consisting of the Plan Year in which the Participant's termination of employment occurs and the four (4) immediately preceding Plan Years with an additional five percentage points credited to such fixed rate.

     For the Payment Period, the interest rate used for determining the amount of any distribution from the Participant's Basic Account shall be based on the Applicable Interest Rate for the Plan Year in which the Participant's Termination Date occurs.

5.3  Form and Commencement of Benefits

     At least thirty (30) days before his Termination Date, the Participant must inform the Committee in writing of the form in which his Account is to be paid, either in a lump sum or in equal monthly installments over a specified period, and the date as of which such lump sum payment is to be made or as of which such monthly installments are to begin. If no election is timely made, the Plan will pay benefits in 240 equal monthly installments beginning on the first day of the month following the month in which the Participant's Termination Date occurs. In lieu of the 240 installment form, the Participant may elect 180 equal monthly payments or may elect any number of equal monthly payments to be made over a period of up to 120 months, provided such election is filed with the Committee at least thirty days before the Participant's Termination Date.

     A Participant may elect to defer benefit commencement beyond his Termination Date to a date certain selected by the Participant. The deferral election must be executed by the Participant in writing in a form acceptable to the Committee and delivered to the Committee at least thirty
     (30) days prior to the Participant's Termination Date.
     Plan benefits which are deferred by reason of a Participant's timely-filed deferral election shall be paid to the Participant in the form and on the date certain as selected by the Participant. No Participant may defer the payment of his Plan benefits to a date beyond the latest of
     (1) ten years following the Participant's commencement of participation in the EDP, (2) the first day of the month following the month in which the Participant's Termination Date occurs, or (3) age 65.

5.4  Death Prior to Completion of Benefits

     If a Participant who has elected the monthly installment form of payment dies after the commencement of Plan benefit payments but before the applicable Plan benefit is paid in full, the Participant's unpaid Plan benefit payments shall continue and be paid to that Participant's Beneficiary in the same manner as selected by the Participant. If a Participant dies prior to the commencement of Plan benefits, his Beneficiary shall be paid benefits in a lump sum on the first day of the month following the death of the Participant. The aggregate benefits to be paid to the Participant's Beneficiary will be in an amount equal to the balance of the Participant's Account as of the date of the Participant's death.


              Article 6 -   Beneficiary Designation

6.1  Beneficiary Designation

     Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent).

6.2  Change of Beneficiary Designation

     Any Beneficiary designation may be changed by a Participant at any time by the filing in writing of such change on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. The Committee shall be entitled to rely on the last designation filed by the Participant prior to his death.

6.3  No Participant Designation

     If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be the surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the Participant's personal representative (executor or administrator of the Participant's estate).

6.4  Effect of Payment

     The payment of benefits under the Plan to the deemed
     Beneficiary shall completely discharge the Employer's obligations under this Plan.


     Article 7 -   Discontinuance, Amendment or Termination

7.1  Discontinuance

     The Company reserves the right to discontinue the Plan at any time. Upon discontinuance of the Plan, the Partici pants' Accounts shall be paid out according to the provisions of Article 5. The discontinuance of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan.

7.2  Amendment

     The Company may, at any time, amend or modify the Plan in whole or in part, provided, however, that no amendment or modification shall adversely affect any Account in existence at the time the amendment or modification is made. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

7.3  Termination

     The Company reserves the right to terminate the Plan and to distribute Participants' Accounts to them as soon as practicable thereafter. Notwithstanding the foregoing, upon Plan termination, each Participant who has a Wrap-Around Account balance shall receive an additional amount equal to the difference between the present value of the stream of future payments the Participant would have received if the Plan had not been terminated (calculated as described below) and the amount credited to the Participant's Wrap-Around Account on the Plan's termination date. For each such Participant who, as of the Plan's termination date, is no longer employed by the Company (i.e., has incurred a Termination Date), the present value calculation shall be based on the stream of future payments the Participant would have received pursuant to the Participant's distribution election (or default election) in effect on the Participant's Termination Date. For any Participant with a Wrap-Around Account balance who is an active employee on the Plan's termination date, the present value calculation shall be based on the stream of future payments the Participant would have received if the Participant had terminated employment on the Plan's termination date with a valid distribution election in place providing for 240 installment payments to begin as of the latest of (1) ten years following the Participant's commencement of participation in the EDP, (2) the first day of the month following the Participant's deemed Termination Date, or (3) age 65.




                   Article 8 -   Miscellaneous

8.1  Unsecured General Creditor

     Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

8.2  Nonassignability

     Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, antici pate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

8.3  Not a Contract of Employment

     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

8.4  Protective Provisions

     A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

8.5  Terms

     Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

8.6  Captions

     The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.7  Governing Law

     The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois.

8.8  Validity

     In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

8.9  Notice

     Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to

                 Central Illinois Light Company
              Restructured Executive Deferral Plan
                    Administrative Committee
                       300 Liberty Street
                    Peoria, Illinois  61602

     Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

8.10 Successors

     The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns.
     The term successors as used herein shall include any corpo rate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

8.11 Attorney Fees

     In the event that the Company breaches any of the terms of the Plan and it is necessary for a Participant to institute court proceedings to enforce the Plan provisions, the Participant, upon prevailing, shall also recover reasonable attorney's fees and costs as damages from the Company.

8.12 Late Payment Penalty

     In the event that the Company fails or refuses to make any of the payments to a Participant or a Beneficiary required by the Plan, after the Participant or Beneficiary has advised the Company in writing of such failure or refusal and has given the Company thirty (30) days to make such payment, the Company shall pay interest to the Participant or Beneficiary on the amount of the late payment at the rate of two times the Moody's Rate from the date such payment was due until the date such payment is made by the Company.

8.13 Incompetent

     In the event that it shall be found upon evidence satisfactory to the Committee that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee, to the spouse of such person or other person deemed by the Committee to have incurred expense for such Participant. Any such payment shall be a payment for the account of the Participant and shall be a complete discharge of any liability of the Plan for such payment amount.

                  Article 9 -   Administration

9.1  Administrator Duties

     This Plan shall be administered by either (1) a Committee which shall consist of persons appointed by the Board of Directors of the Company or (2) an Independent Agent appointed by the Board of Directors of the Company. The Independent Agent shall be a bank, not an affiliate of the Company, having a market capitalization exceeding $100,000,000. The appointment of an Independent Agent shall be irrevocable and shall preclude further administration by a Committee provided, however, that upon resignation or removal of an Independent Agent, the Company shall appoint a successor Independent Agent who shall satisfy the foregoing qualifications. Members of the Committee may be Participants under this Plan. The Committee or the Independent Agent, as appropriate, (the "Administrator") shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

9.2  Agents

     In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may also be counsel to the Employer. The relationship between the Company and the Trustee shall be set forth in the trust agreement by and between the parties.

9.3  Binding Effect of Decision

     The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4  Indemnity of Administrator

     The Employer shall indemnify and hold harmless the members of the Committee or the Independent Agent, as appropriate, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or the Independent Agent.

9.5  Employer Information

     To enable the Administrator to perform its functions, the Employer shall supply full and timely information to the Administrator on all matters relevant to Participants' Plan benefits and participation, including the date and circumstances of the retirement, disability, death or termination of employment of each Participant, and such other pertinent information as the Administrator may reasonably require.

9.6  Change in Payments

     The Administrator shall have the power, in its sole discretion, to change the manner and time of payments to be made to a Participant or Beneficiary from that which would be otherwise payable to such person.